UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐      Preliminary Proxy Statement
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☒      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Under Rule 14a-12

Zoo Entertainment, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZOO ENTERTAINMENT, INC.
April 29, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Zoo Entertainment, Inc. (the “Company”) to be held at 10:00 a.m. EDT on Wednesday, June 8, 2011, at our corporate offices located at 3805 Edwards Rd., Suite 400, Cincinnati, Ohio 45209.

Details regarding the meeting, the business to be conducted at the meeting, and information about the Company that you should consider when you vote your shares are described in this proxy statement.

At the Annual Meeting, eight persons will be elected to our Board of Directors.  In addition, we will ask stockholders to ratify the selection of EisnerAmper LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.  The Board of Directors recommends the approval of both proposals. Such other business will be transacted as may properly come before the Annual Meeting.

We hope you will be able to attend the Annual Meeting.  Whether you plan to attend the Annual Meeting or not, it is important that you cast your vote either in person or by proxy.  When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of the Company.  We look forward to seeing you at the Annual Meeting.

Sincerely, Mark Seremet Chief Executive Officer

ZOO ENTERTAINMENT, INC.

April 29, 2011

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME:  10:00 a.m. EDT

DATE: June 8, 2011

PLACE:  our corporate offices located at 3805 Edwards Rd., Suite 400, Cincinnati, Ohio 45209.

PURPOSES:

1.           To elect eight directors for a one-year term; and

2.           To ratify the selection of EisnerAmper LLP as the Company independent auditors for fiscal 2011.

In addition, the Company will transact any other business that may properly be presented before the annual meeting or at any adjournment or postponement thereof.

WHO MAY VOTE:

You may vote if you were the record owner of our common stock at the close of business on April 12, 2011.  A list of stockholders of record will be available at the Annual Meeting and, during the 10 days prior to the Annual Meeting, at our principal executive offices located at 3805 Edwards Rd., Suite 400, Cincinnati, Ohio 45209.

All stockholders are cordially invited to attend the Annual Meeting.  Whether you plan to attend the Annual Meeting or not, we urge you to vote and submit your proxy by mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS Jay A. Wolf EXECUTIVE CHAIRMAN AND SECRETARY

i

ii

ZOO ENTERTAINMENT, INC.
3805 EDWARDS RD., SUITE 400
CINCINNATI, OHIO 45209

(513) 824-8297

PROXY STATEMENT FOR THE ZOO ENTERTAINMENT, INC.
2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2011

This proxy statement, along with the accompanying notice of 2011 Annual Meeting of Stockholders, contains information about the 2011 Annual Meeting of Stockholders of Zoo Entertainment, Inc., including any adjournments or postponements of the Annual Meeting.  We are holding the Annual Meeting at 10:00 a.m. EDT on Wednesday, June 8, 2011, at our corporate offices located at 3805 Edwards Rd., Suite 400, Cincinnati, Ohio 45209.

In this proxy statement, we refer to Zoo Entertainment, Inc. as “Zoo Entertainment, Inc.,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

On or about April 29, 2011, we began sending this proxy statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting.

Although not part of this proxy statement, we are also sending, along with this proxy statement, our 2010 Annual Report, which includes our financial statements for the fiscal year ended December 31, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 8, 2011

This proxy statement and our 2010 Annual Report to stockholders are available for viewing, printing and downloading at zoogamesinc.investorroom.com.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2010 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” section of the “Corporate” section of our website at http://www.zoogamesinc.com.  You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Corporate Controller, 3805 Edwards Rd., Suite 400, Cincinnati, Ohio 45209. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of Zoo Entertainment, Inc. is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders to be held at 3805 Edwards Rd., Suite 400, Cincinnati, Ohio 45209, on Wednesday, June 8, 2011, at 10:00 a.m. EDT and any adjournments of the meeting, which we refer to as the Annual Meeting.  The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 because you owned shares of Zoo Entertainment, Inc. common stock on the record date.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 12, 2011 are entitled to vote at the Annual Meeting.  On this record date, there were 6,243,689 shares of our common stock outstanding and entitled to vote.  Our common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares.  Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting.  For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy.  All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card.  You may specify whether your shares should be voted for or withheld for each nominee for director, whether your shares should be voted for one year, two years, three years or abstain with respect to the frequency of voting on executive compensation, and whether your shares should be voted for, against or abstain with respect to each of the other proposals.  If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below.  Voting by proxy will not affect your right to attend the Annual Meeting.  If your shares are registered directly in your name through our stock transfer agent, Empire Stock Transfer, Inc., or you have stock certificates registered in your name, you may vote:

•
By mail.  If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record.  You must follow the instructions of the holder of record in order for your shares to be voted.  Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.  If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of each of the nominees for director; and

•	“FOR” the ratification of the selection of EisnerAmper LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.

If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his best judgment.  At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those described in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting.  You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•	by notifying the Chief Executive Officer in writing before the Annual Meeting that you have revoked your proxy; or
•
by attending the Annual Meeting in person and voting in person.  Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy.  You must specifically request at the Annual Meeting that it be revoked.

Your most current proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name.  Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or at the Annual Meeting as described above under “How Do I Vote?”  If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this proxy statement) without receiving instructions from you.  Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee.  This ensures your shares will be voted at the Annual Meeting and in the manner you desire.  A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee no longer has the ability to vote your uninstructed shares in the election of directors.  Therefore, if you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1 of this proxy statement).  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other nominee was allowed to vote your shares on your behalf in the election of directors as it felt appropriate.  In addition, your bank, broker or other nominee is prohibited from voting your uninstructed shares on any matters related to executive compensation.  Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors or on matters related to executive compensation, no votes will be cast on these proposals on your behalf.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors
The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected.  You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees.  Votes that are withheld will not be included in the vote tally for the election of the directors.  Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors.  As a result, any shares not voted by a customer will be treated as a broker non-vote.  Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the shares cast affirmatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal.  If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.  We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm.  However, if our stockholders do not ratify the selection of EisnerAmper LLP  as our independent registered public accounting firm for 2011, our Audit Committee of our Board of Directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private.  We only let our Inspectors of Election, Empire Stock Transfer, Inc. examine these documents.  Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements.  Our Inspectors of Election will, however, forward to management any written comments you make, on the proxy card or elsewhere.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results were unavailable, then we shall file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies.  Our directors and employees may solicit proxies in person or by telephone, fax or email.  We will pay these employees and directors no additional compensation for these services.  We will ask banks, brokers and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies.  We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

At each meeting of stockholders, the holders of a majority of the issued and outstanding shares of common stock entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family.  This practice, referred to as “householding,” benefits both you and us.  It reduces the volume of duplicate information received at your household and helps to reduce our expenses.  The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice.  Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Empire Stock Transfer, Inc., by calling (702) 818-5898.

If you do not wish to participate in “householding” and would like to receive your own Notice or, if applicable, set of the Company’s proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another stockholder and together both of you would like to receive only a single set of proxy materials, follow these instructions:

•
If your Zoo Entertainment, Inc. shares are registered in your own name, please contact our transfer agent, Empire Stock Transfer, Inc., and inform them of your request by calling them at (702) 818-5898 or writing them at 1859 Whitney Mesa Drive, Henderson, NV 89014.

•
If a broker, bank or other nominee holds your Zoo Entertainment, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 25, 2011 for (a) the executive officers named in the Summary Compensation Table on page 17 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  We deem shares of common stock that may be acquired by an individual or group within 60 days of April 25, 2011 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.  Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders.  Percentage of ownership is based on 6,814,556 shares of common stock outstanding on April 25, 2011.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner(1)	Ownership(1)		of Class(1)

Directors and Named Executive Officers(2):
Jay Wolf	352,599	(3)	5.16%
Barry Regenstein	20,450	(4)	*
John Bendheim	119,028	(5)	1.74%
Drew Larner	15,193	(6)	*
Moritz Seidel	206,116	(7)	3.02%
David Smith	1,496,868	(8)	21.95%
Alex Krys	–	(9)	*
Mark Seremet	374,088	(10)	5.23%
David Fremed	52,012	(11)	*
David Rosenbaum	405,815	(12)	5.67%
Steve Buchanan	46,041	(13)	*
All executive officers and current directors
as a group (11 persons)	3,088,210	(14)	40.35%

5% Stockholders:
Patricia and Terren Peizer	570,867	(15)	8.38%
Terren Peizer	545,660	(16)	7.52%
Harris Toibb	447,805	(17)	6.57%
Peter Brant	379,541	(18)	5.57%

_______________________

* Less than 1%.

(1)
The Securities and Exchange Commission has defined "beneficial ownership" to include sole or shared voting or investment power with respect to a security or the right to acquire beneficial ownership within 60 days.  The number of shares indicated are owned with sole voting and investment power unless otherwise noted and includes certain shares held in the name of affiliated companies as to which beneficial ownership may be disclaimed.  Addresses of 5% beneficial owners appear in the notes below.  All information regarding persons and entities other than the Company’s directors and Named Executive Officers has been included by the Company in reliance upon the most recent SEC filings of such persons and entities.

Shares issuable upon exercise of options or warrants within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons believed to own beneficially such securities.  Accordingly, the percent of class specified for each beneficial owner represents the highest percentage of the class that owner could own, assuming such owner exercises all options and warrants that are exercisable by him within 60 days and assuming that no other beneficial owner exercises options or warrants.

(2)	The address of each of the directors and officers is c/o Zoo Entertainment, Inc., 3805 Edwards Road, Suite 400, Cincinnati, Ohio 45209.

(3)
Consists of: 266,069 shares of restricted common stock; 68,324 shares of common stock; and non-qualified stock options to purchase up to 18,206 shares of common stock for a price of $2.46 per share that are vested and exercisable or will vest and become exercisable within 60 days of April 25, 2011. Excludes non-qualified stock options to purchase up to 18,207 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(4)
Consists of 7,706 shares of restricted common stock and non-qualified stock options to purchase up to 12,744 shares of common stock for a price of $2.46 per share that are vested and exercisable or will vest and become exercisable within 60 days of April 25, 2011. Excludes non-qualified stock options to purchase up to 12,745 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(5)
Consists of: 104,942 shares of common stock owned by Bendheim Enterprises, Inc., a company controlled by Mr. Bendheim; 3,466 shares of restricted common stock; and non-qualified stock options to purchase up to 10,620 shares of common stock for a price of $2.46 per share that are vested and exercisable or will vest and become exercisable within 60 days of April 25, 2011. Excludes non-qualified stock options to purchase up to 10,621 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(6)
Consists of 4,573 shares of restricted common stock and non-qualified stock options to purchase up to 10,620 shares of common stock for a price of $2.46 per share that are vested and exercisable or will vest and become exercisable within 60 days of April 25, 2011. Excludes non-qualified stock options to purchase up to 10,621 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(7)
Consists of: 200,047 shares of common stock held by T7M7 Unternehmensaufbau GmbH. Mr. Seidel is the Managing Director of T7M7 Unternehmensaufbau GmbH, and as a result, may be deemed to indirectly beneficially own an aggregate of 200,047 shares of common stock. Mr. Seidel disclaims beneficial ownership of these securities. Mr. Seidel has the sole voting and investment power with respect to the shares held by T7M7 Unternehmensaufbau GmbH. Also consists of non-qualified stock options to purchase up to 6,069 shares of common stock for a price of $2.46 per share that are vested and exercisable or will vest and become exercisable within 60 days of April 25, 2011. Excludes non-qualified stock options to purchase up to 6,069 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(8)
Consists of: 1,035,139 shares of common stock owned directly by Mr. Smith; 440,758 shares of common stock owned by Mojobear Capital LLC; 10,804 shares of common stock owned by Coast Sigma Fund, LLC; and 4,098 shares of common stock owned by Coast Medina, LLC, all companies of which are controlled by Mr. Smith. Also consists of non-qualified stock options to purchase up to 6,069 shares of common stock for a price of $2.46 per share that are vested and exercisable or will vest and become exercisable within 60 days of April 25, 2011. Excludes non-qualified stock options to purchase up to 6,069 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(9)	Excludes non-qualified stock options to purchase up to 42,138 shares of common stock for a purchase price of $3.86 per share that are not vested and not exercisable within 60 days of April 25, 2011.

(10)
Consists of: 34,410 shares of common stock; immediately exercisable warrants to purchase 10 shares of common stock for a purchase price of $1,278 per share; immediately exercisable warrants to purchase 15 shares of common stock for a purchase price of $1,704 per share; fully vested and immediately exercisable non-qualified stock options to purchase up to 1,171 shares of common stock for a price of $912 per share; fully vested and immediately exercisable non-qualified stock options to purchase up to 13 shares of common stock for a price of $1,548 per share; non-qualified stock options to purchase up to 833 shares of common stock for a purchase price of $180 per share that are vested and exercisable or will vest and become exercisable within 60 days of April 25, 2011; and non-qualified stock options to purchase up to 337,636 shares of common stock for a purchase price of $1.50 per share that are vested and exercisable or will vest and become exercisable within 60 days of April 25, 2011. Excludes non-qualified stock options to purchase up to 417 shares of common stock for a purchase price of $180 per share that are not vested and not exercisable within 60 days.

(11)
Consists of: 239 shares of common stock; fully vested and immediately exercisable non-qualified stock options to purchase up to 71 shares of common stock for a price of $1,548 per share; non-qualified stock options to purchase up to 117 shares of common stock for a purchase price of $1,350 per shares that are vested and exercisable or will vest and become exercisable within 60 days of April 25, 2011; and non-qualified stock options to purchase up to 51,585 shares of common stock for a purchase price of $2.46 per share that are vested and exercisable or will become vested and exercisable within 60 days of April 25, 2011. Excludes non-qualified stock options to purchase up to 9,103 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(12)
Consists of : 66,863 shares of common stock; immediately exercisable warrants to purchase 49 shares of common stock for a purchase price of $1,278 per share; fully vested and immediately exercisable non-qualified stock options to purchase up to 1,267 shares of common stock for a purchase price of $912 per share; and non-qualified stock options to purchase up to 337,636 shares of common stock for a purchase price of $1.50 per share that are vested and exercisable or will become vested exercisable within 60 days of April 25, 2011.

(13)
Consists of 2,042 shares of common stock and non-qualified stock options to purchase up to 43,999 shares of common stock for a price of $2.46 per share that will vest and become exercisable within 60 days of April 25, 2011. Excludes non-qualified stock options to purchase up to 131,997 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(14)
Includes warrants to purchase 74 shares of common stock and options to purchase 838,656 shares of common stock. This amount includes the beneficial ownership of all directors, each of our named executive officers, and directors and executive officers of the registrant as a group.

(15)
Consists of 570,867 shares of common stock held by Socius Capital Group, LLC, which is an entity owned and controlled by Patricia and Terren Peizer. Ms. Peizer is the sole ultimate beneficial owner of Socius and Mr. Peizer is the sole Managing Director of Socius. The address for Mr. and Ms. Peizer and Socius Capital Group, LLC is 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025 as disclosed in Schedule 13 G/A filed with the SEC on February 14, 2011.

(16)
Consists of 101,456 shares of common stock held by Focus Capital Partners, LLC and warrants to purchase 444,204 shares of common stock, which are immediately exercisable. Mr. Peizer may be deemed to beneficially own and/or control the shares owned by Focus. Mr. Peizer disclaims beneficial ownership and control of such shares, except to the extent of his individual equity interest in Focus. The address for Mr. Peizer and Focus Capital Partners, LLC is 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025 as disclosed in Schedule 13 G/A filed with the SEC on February 14, 2011.

(17)
Consists of 447,342 shares of common stock and immediately exercisable warrants to purchase 463 shares of common stock, but does not include warrants to purchase 3,788 shares of common stock that are not exercisable within 60 days as a result of a 4.99% ownership limitation contained in the warrants. The address of Harris Toibb is 6355 Topenga Boulevard, Suite 335, Woodland Hills, California 91367 as disclosed in Schedule 13 G filed with the SEC on September 12, 2008.

(18)
Consists of 376,010 shares of common stock owned by Ariza, LLC, a company controlled by Mr. Brant, and 3,414 shares of common stock, warrants currently exercisable to purchase 63 shares of common stock, and options to purchase 54 shares of common stock, held by Mr. Brant. The amount does not include 317 shares of common stock and warrants to purchase 80 shares of common stock held by The Bear Island Paper Company LLC Thrift Plan-Aggressive Growth Fund, of which Mr. Brant is the economic beneficiary and shares investment and dispositive power with the trustees of the Plan, of which Mr. Brant is one trustee. The address for Mr. Brant is c/o Brant Industries, Inc., 80 Field Point Road, Greenwich, Connecticut 06830 as disclosed in Schedule 13 D filed with the SEC on March 10, 2010. Peter Brant is the father of Ryan Brant, a consultant to the Company. Please see the section entitled “Certain Relationships and Related Transactions.”

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

On March 8, 2011, our Board of Directors voted to nominate the following people for election at the Annual Meeting to serve until the 2012 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified.

Set forth below are the names of the persons nominated as directors, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years.

Name	Age	Position(s)
Mark Seremet	47	Director, Chief Executive Officer and President
Jay Wolf	38	Executive Chairman of the Board and Secretary
Barry Regenstein	54	Director
John Bendheim	57	Director
Drew Larner	46	Director
Moritz Seidel	40	Director
David Smith	64	Director
Alex Krys	43	Director

Mark Seremet.   Mr. Seremet has been our Chief Executive Officer and President since May 2009, and has served as a director since September 2008. He has been Chief Executive Officer of Zoo Games since January 2009 and has served as President of Zoo Games since April 2007. Prior to his start at Zoo, Mr. Seremet was an activist internet investor with investments in private companies. From 2005 to 2006 Mr. Seremet also served as CEO of Spreadshirt.com, a provider of online, customized merchandise. Mr. Seremet is a co-founder and the first CEO of Take-Two Interactive Software, Inc., which he helped take public in 1997, and where he was President and Chief Operating Officer from 1993 to 1998. Additionally, he served as the Chief Operating Officer of Picis from 1998 – 2000, SA in Barcelona, Spain and orchestrated its registration for an initial public offering on the Nouveau Marche. Mr. Seremet is also the founder and Chief Executive Officer of Paragon Software, which was acquired in 1992 by MicroProse. Mr. Seremet serves on the board of Serklin, Inc. He was named Young Entrepreneur of the Year by the U.S. Small Business Administration in 1989 for Pennsylvania and the Mid-Atlantic region and received a B.S. in Business Computer Systems Analysis from Saint Vincent College.

Mr. Seremet’s extensive experience in the video game industry, his familiarity with our business and his management and entrepreneurial skills, are an asset to his services as a director.

Jay Wolf.   Mr. Wolf has served as a director and our Secretary since October 1, 2007, and as Executive Chairman of our Board of Directors since February 11, 2010. He is the founder and principal of Wolf Capital LP an investment advisory firm he formed in October 2009 to focus on small cap public companies. From November 2003 until September 2009, Mr. Wolf was a partner at Trinad Capital LLC, an activist hedge fund focused on micro-cap public companies. During his work at Trinad, Mr. Wolf assisted distressed and early stage public companies through active board participation, the assembly of management teams and business and financial strategies. Prior to his work at Trinad, Mr. Wolf served as executive vice president of Corporate Development for Wolf Group Integrated Communications Ltd. Prior to that, Mr. Wolf worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank as an analyst in the firm’s senior debt department and subsequently for Trillium Growth Capital, the firm’s venture capital fund. Mr. Wolf currently also sits on the boards of directors of Xcorporeal, Inc. (XCR), Hythiam Inc. (HYTM) and NorthStar Systems, Inc. Mr. Wolf is also a member of the board of governors at Cedars-Sinai Hospital. He is a former director of Asianada, Inc., ProLink Holdings Corp., Mandalay Media, Inc., Atrinsic, Inc., Shells Seafood Restaurants, Inc., Optio Software, Inc., Xcorporeal Operations, Inc., Zane Acquisition I, Inc., Zane Acquisition II, Inc., Starvox Communications, Inc. and Noble Medical Technologies, Inc. Mr. Wolf received his B.A from Dalhousie University.

Mr. Wolf was Chief Operating Officer and Chief Financial Officer of Starvox Communications, Inc. from March 2005 to March 2007. On March 26, 2008, StarVox Communications, Inc. filed a voluntary petition for liquidation under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, San Jose. Shells Seafood Restaurants, Inc., a company for which Mr. Wolf formerly served as a director, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, on September 2, 2008.

Mr. Wolf’s broad range of investment and operations experience, which includes senior and subordinated debt lending, private equity and venture capital investments, mergers and acquisitions advisory work and public equity investments, enable him to have the qualifications and skills to serve on our Board of Directors.

Barry Regenstein.   Mr. Regenstein has served as a director since October 1, 2007. Mr. Regenstein is also President and Chief Financial Officer of Command Security Corporation. Mr. Regenstein has served as Command Security Corporation’s President since January 2006, as its Executive Vice President and Chief Operating Officer from August 2004 until December 2005, and also as its Chief Financial Officer since October 2004. Trinad Capital Master Fund, Ltd. is a significant shareholder of Command Security Corporation and Mr. Regenstein has formerly served as a consultant for Trinad Capital Master Fund, Ltd. from February 2004 until August 2004. Prior to that period, Mr. Regenstein served as a Senior Vice President and Chief Financial Officer of GlobeGround North America LLC (formerly Hudson General Corporation), an airport services company from 2001 until 2003. Mr. Regenstein also served as Vice President and Chief Financial Officer of GlobeGround North America LLC from 1997 to 2001 and was employed in various executive capacities with GlobeGround North America LLC from 1982 to 2003. Prior to joining Hudson General Corporation, he was with Coopers & Lybrand in Washington, D.C. Mr. Regenstein is a Certified Public Accountant and received a B.S. in Accounting from the University of Maryland and an M.S. in Taxation from Long Island University. Mr. Regenstein is also a member of the board of directors of Command Security Corporation (NYSE Amex: MOC).  Mr. Regenstein has also served as a member of the board of directors of a number of publicly held companies.  From December 2005 until August 2009, Mr. Regenstein served as a member of the board of directors of ProLink Holdings Corp., a company whose common shares are publicly traded in the over the counter markets (“OTC”).  From March 2005 until February 2008, Mr. Regenstein served as a member of the board of directors of StarVox Communications, Inc., a company whose common shares are publicly traded in the OTC.  From October 2006 until February 2008, Mr. Regenstein served as a member of the board of directors of New Motion, Inc., a company whose common shares are publicly traded in the OTC.  From February 2005 until November 2009, Mr. Regenstein served as a member of the board of directors of Mandalay Media, Inc., a company whose common shares are publicly traded in the OTC.

Mr. Regenstein’s over 30 years of business experience, including over 25 years in operations and finance of contract services companies, are valuable to his contributions as a director.  Mr. Regenstein’s advice to our Board regarding the Company’s ongoing operations and its short- and long-term challenges and opportunities are valuable in his service as a director.

John Bendheim.   Mr. Bendheim has served as a director since June 2008. Mr. Bendheim is President of Bendheim Enterprises, Inc., a real estate investment holding company with operations located exclusively in California and Nevada. Mr. Bendheim has specialized in providing equity funding for real estate transactions. Previously, he was President of Benditel Incorporated (1988 – 1994), an apparel manufacturer based in Los Angeles, California. Mr. Bendheim has invested in real estate for his personal account since 1976 and has owned apartments, surgery centers, office buildings, condominiums, model homes, industrial buildings, recreational vehicle parks, and convenience centers. Mr. Bendheim was the past Chairman of the Cedars-Sinai Board of Governors (2000 – 2002) and is the current chairman of the Los Angeles Sports & Entertainment Commission. He is a member of the Board of Directors of the Brentwood School, California Republic Bank, Cedars-Sinai Medical Center, Lowenstein Foundation, Beverly Hills Chamber of Commerce, University Of Southern California Alumni Association Board of Governors, Cedars Sinai Medical Genetics Institute- Community Advisory Board, USC Marshall School Board of Leaders, Wallace Annenberg Center For the Performing Arts, Los Angeles Committee on Foreign Relations, and the Evergreen Community School. Mr. Bendheim received a B.S. degree in 1975 and an MBA in 1976 from the University of Southern California.

Mr. Bendheim’s extensive management skills and his experience in providing equity funding for companies, are useful in his services as a director.

Drew Larner.   Mr. Larner has served as a director since September 2008. He is CEO of Rdio, Inc., a digital music subscription service. From 2003 to 2009, he was a Managing Director of Europlay Capital Advisors, a Los Angeles-based merchant bank and advisory firm specializing in media and technology companies. Prior to Europlay, Mr. Larner spent over 12 years as an executive in the motion picture industry, most recently as Executive Vice-President at Spyglass Entertainment Group. In that role, he was involved in all operations of Spyglass with specific oversight of business development, international distribution and business and legal affairs. Mr. Larner was responsible for managing the company’s output arrangements with the Walt Disney Company, Kirch Media, Canal Plus and Toho Towa (among others) as well as the equity investments of Disney, Svensk Filmindustri (a subsidiary of the Bonnier Group) and Lusomundo Audiovisuais (a subsidiary of Portuguese Telecom) in Spyglass. During Mr. Larner’s tenure at Spyglass, the company released over fifteen feature films including the blockbuster hit The Sixth Sense , as well as successes, Seabiscuit, Bruce Almighty and The Recruit. Prior to Spyglass, Mr. Larner spent a total of five years at Morgan Creek Productions during which time he headed up the business and legal affairs department and then moved on to run Morgan Creek International, the company’s international distribution subsidiary. In this period, Morgan Creek released over twenty feature films including hits Ace Ventura: Pet Detective, its sequel Ace Ventura: When Nature Calls, Robin Hood: Prince of Thieves and Last of the Mohicans . Additionally, Mr. Larner spent two years as Vice President/Business Affairs at Twentieth Century Fox. Mr. Larner began his career as an attorney in the Century City office of O’Melveny & Myers. Mr. Larner currently serves on the Board of Directors of Broadspring, an online search and advertising company. Mr. Larner received a B.A. from Wesleyan University, after which he earned a J.D. from Columbia Law School.

Mr. Larner’s background and experience with technology and entertainment are assets to his services as a director.

Moritz Seidel.   Mr. Seidel has served as a director since January 2009. Since April 2007, Mr. Seidel has been the managing director of T7M7 Unternehmensaufbau GmbH, a privately held venture capital firm focused on early-stage investments in Ecommerce and gaming companies. He has also served as a Managing Director of My Best Brands GmbH, a B2C Ecommerce service, since November 2008. In 1998 he founded Webfair AG, a company that provides software solutions to automotive original equipment manufacturers (“OEMs”) and became its Chief Executive Officer. Webfair’s software is used today by more than 50% of all automotive OEMs to monitor the status, bonus schemes and improvement processes of their dealer networks in Europe. In March 2006, Webfair AG was acquired by Urban Science Inc., headquartered in Detroit, Michigan. Mr. Seidel was responsible for the integration of Webfair AG within the international Urban Science organization and left the company in April 2007. From 1994 to 1997, Mr. Seidel was a consultant with Roland Berger & Partner, the largest management consulting firm of European origin. His focus was consumer goods, retail and internet. He is a member of the Entrepreneurs Organization (YEO and EO). Mr. Seidel graduated from the University of Regensburg, Germany with a Diploma in Business Studies (Diplom Kaufmann) and went to school in Germany and United States.

Mr. Seidel’s experience with internet and gaming companies, coupled with his management skills, are valuable contributions to his services as a director.

David Smith.   Mr. Smith has served as a director since December 2009. Mr. Smith is the President, CEO, Chairman and primary beneficial owner of Coast Asset Management, LLC, a private investment management firm. Since 1971, following his graduation from the MBA program at the University of California at Berkeley, Mr. Smith has worked in various capacities in the securities industry. His past experience includes work at Security Pacific Bank (1973 – 1983), where Mr. Smith most recently served as a Vice President responsible for the sales and fixed income arbitrage trading activities of the Investment Department. In March 1983, Mr. Smith joined Oppenheimer and Company as a bond arbitrageur trading that firm’s proprietary capital account. In 1986, Mr. Smith was appointed a Senior Vice President at Oppenheimer, a position he held until he left in November 1990. Following his departure from Oppenheimer, Mr. Smith founded the predecessor for what would ultimately become Coast Asset Management, LLC.

Mr. Smith’s experience in the securities industry and his entrepreneurial skills are assets to our Board of Directors.

Alex Krys.   Mr. Krys has served as a director since March 2011.  Mr. Krys is currently the Managing Partner of Juniper Capital Partners, LLC, a firm specializing in private equity and investment advisory, distress real estate restructuring and acquisitions, global branding and distribution.  Mr. Krys served as the President of Diageo Spain in 2003.  Mr. Krys was also President of Diageo's Venture Markets Americas & Caribbean from 1999 to 2003, managing the company's growth and expansion throughout 36 markets encompassing the Caribbean, Central America and the South America region.   Mr. Krys served as member of the executive committees for Venture Markets Worldwide as well as the brand executive board for Guinness Worldwide from 1999 to 2003.  In 1996, he joined United Distillers and held several key management positions for the Latin America region, including Marketing Director and External Affairs Director.  From 1994 to 1995. Mr. Krys served as the Chief Executive Officer for Ketchum Asociados, an advertising and public relations company.  He also served as a partner at Daniels & Roberts from 1995 to 1996 , where his advertising and public relations agencies managed a roster of clients such as Microsoft Latin America, Acer Computers, Polaroid Latin America, Sony Consumer Products Latin America, American Express, FedEx, Miller Brewing, Reebok, MCI and Univision Television Network.  Mr. Krys graduated from Florida International University in 1990 and received a degree in Liberal Arts (Psychology and Marketing).  Mr. Krys also attended MIT’s Sloan International Business and Strategy Program in 1997.

Mr. Krys’ considerable principal and investment advisory experience in mergers and acquisitions and private equity, as well as his extensive operational experience combined with his marketing experience are assets to his services as a director.

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly.  Based upon this review, our Board has determined that the following members of the Board are “independent directors” as defined by The NASDAQ Stock Market: Barry Regenstein, John Bendheim, Drew Larner, Alex Krys and Moritz Seidel.

Committees of the Board of Directors and Meetings

Meeting Attendance.  During the fiscal year ended December 31, 2010 there were 11 meetings of our Board of Directors, and the various committees of the Board met a total of 16 times.  No director attended fewer than 5%  of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal year 2010.  The Board has adopted a policy under which each member of the Board is encouraged to attend each Annual Meeting of our Stockholders.

Audit Committee.  Our Audit Committee met 6 times during fiscal year 2010.  This committee currently has three members, Barry Regenstein (Chairman), John Bendheim and Drew Larner.  Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.  All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The NASDAQ Stock Market, as such standards apply specifically to members of audit committees.  The Board has determined that each of Messrs. Regenstein, Bendheim and Larner are an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at http://www.zoogamesinc.com.

Compensation Committee.  Our Compensation Committee met 10 times during fiscal year 2010.  This committee currently has three members, Drew Larner (Chairman), Barry Regenstein and John Bendheim.  Our Compensation Committee reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. Our Compensation Committee also administers our 2007 Employee, Director and Consultant Stock Plan.  The Compensation Committee is responsible for the determination of the compensation of our chief executive officer, and shall conduct its decision making process with respect to that issue without the chief executive officer present.  All members of the Compensation Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

A copy of the Compensation Committee’s written charter is publicly available on our website at http://www.zoogamesinc.com.

Nominating Committee. Our Nominating Committee did not meet during fiscal year 2010 and has three members, Moritz Seidel (Chairman), David Smith and Barry Regenstein.  This committee’s role is to make recommendations to the full Board as to the size and composition of the Board and its committees, to evaluate and make recommendations as to potential candidates, and to evaluate current Board members’ performance.  All members of the Nominating Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

The Nominating and Governance Committee is authorized to:

•	assist the Board of Director by identifying qualified candidates for director nominees and to recommend to the Board of Directors the director nominees for the next Annual Meeting of Stockholders;

•	lead the Board of Directors in its annual review of the performance of the Board of Directors;

•	recommend to the Board of Directors director nominees for each committee of the Board of Directors; and

•	develop and recommend to the Board of Directors corporate governance guidelines applicable to the Company.

We have no formal policy regarding board diversity. Our Board of Directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. Our Board of Directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to our growth strategy.

A copy of the Nominating Committee’s written charter is publicly available on the Company’s website at http://www.zoogamesinc.com.

Board Leadership Structure and Role in Risk Oversight

The Board does not have a policy regarding the separation of the roles of the Executive Chairman of the Board and Chief Executive Officer as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Company’s current structure facilitates a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agenda and establishing Board policies, priorities and procedures. This also allows the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

The Board has an active role, directly and through its committees, in the oversight of the Company’s risk management efforts. The Board carries out this oversight role through several levels of review. The Board regularly reviews and discusses with members of management information regarding the management of risks inherent in the operation of the Company’s business and the implementation of the Company’s strategic plan, including the Company’s risk mitigation efforts.

Each of the Board’s committees also oversees the management of the Company’s risks that are under each committee’s areas of responsibility. For example, the Audit Committee oversees management of accounting, auditing, external reporting, internal controls, and cash investment risks. The Nominating and Governance Committee oversees the Company’s compliance policies, Code of Conduct and Ethics, conflicts of interests, director independence and corporate governance policies. The Compensation Committee oversees risks arising from compensation practices and policies. While each committee has specific responsibilities for oversight of risk, the Board is regularly informed by each committee about such risks. In this manner the Board is able to coordinate its risk oversight.

 Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 949-574-3860.  However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board at 3805 Edwards Rd., Suite 400, Cincinnati, Ohio 45209/ to individual Board members via e-mail at ir@zoogamesinc.com / using the “Contact” page of our website at http://www.zoogamesinc.com. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.  Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings
•	resumes and other forms of job inquiries
•	surveys
•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors.  We have employment agreements with David Fremed, David Rosenbaum and Steven Buchanan.  All other executive officers are at-will employees.

Name	Age	Position(s)
David Fremed	50	Chief Financial Officer
David Rosenbaum	58	President of Zoo Publishing
Steven Buchanan	51	Chief Operating Officer of Zoo Publishing

David Fremed.   Mr. Fremed has been our Chief Financial Officer since May 2009, and Chief Financial Officer of Zoo Games since August 2007. He is a broad-based financial executive with extensive experience in financial operations, budgeting and forecasting, and strategic planning. Prior to working at Zoo Games, he was Executive VP and Chief Financial Officer at Grand Toys International Limited (Nasdaq: GRIN) where he helped grow the company from $10 million to $150 million in just two years. Mr. Fremed also spent four years at Atari, Inc. as Senior VP of Finance and Chief Financial Officer. During that time he was responsible for all financial functions including treasury, SEC reporting, and compliance. Prior to Atari, Mr. Fremed spent ten years at Marvel Entertainment, Inc. (NYSE: MVL) and its predecessor in various financial capacities, including Chief Financial Officer. Mr. Fremed earned his MBA in Finance from New York University in 1987 and is a Certified Public Accountant.

David Rosenbaum.   Mr. Rosenbaum has been the President of Zoo Publishing since April 2009. He has served in various capacities at Zoo Publishing since July 2006 including as Senior Vice President of Sales. Mr. Rosenbaum served as the Sales Manager of Elmex Corporation, a western model company, from 1975 to 1980, and again from 1982 to 1983. He served as the Sales Manager of General Toy Distribution, a toy distribution company, from 1979 to 1981. Mr. Rosenbaum was also the Sales Manager of Kramer Brothers Distribution Company, a hobby distributor, from 1981 to 1982, and of Associated Independent Distributors from 1983 to 1989. In 1989, Mr. Rosenbaum founded Jack of All Games, which he sold in 1998, but remained on as President through March 2006. Mr. Rosenbaum received a B.A. from the University of Cincinnati in 1974.

Steven Buchanan.   Mr. Buchanan has been the Chief Operating Officer of Zoo Publishing since February 2010. Mr. Buchanan has served as a consultant in a range of capacities at Zoo Publishing since March 2009. Mr. Buchanan has held a variety of executive titles at Jack of All Games, a video game distribution company, including Executive Vice President of Sales and Marketing and President from 1999 to 2009. At various times between 1992 and 1999, he served as District Sales Manager, Eastern Zone Sales Manager and National Sales Director of Sega of America, a video game publisher. Mr. Buchanan also served as a Buyer Merchandiser from 1981 to 1992, specializing in video games, at Meijer, a Michigan based hypermarket.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2010 and 2009 to (1) our Chief Executive Officer and (2) our three most highly compensated officers, other than our Chief Executive Officer, who earned more than $100,000 during the fiscal year ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Mark E. Seremet,
Chief Executive Officer of Zoo Entertainment (1)
	2010	325,000	–		–	270,878	(2)	161,182	(3)	757,060
	2009	325,000	–		–	107,788	(4)	105,300	(5)	538,088

David J. Fremed,
Chief Financial Officer of Zoo Entertainment (6)
	2010	328,750	22,917		–	37,389	(7)	21,815	(8)	410,870
	2009	328,500	–		–	–		21,300	(9)	349,800

David W. Rosenbaum,
President of Zoo Publishing (10)
	2010	400,000	157,951	(11)	–	270,878	(12)	125,182	(13)	954,011
	2009	375,000	–		–	–		87,700	(14)	460,700

Steven Buchanan
Chief Operating Officer of Zoo Publishing (15)
	2010	306,250	12,500		–	108,397	(16)	10,543	(17)	437,691
	2009	–	–		–	–		–		–

(1) Mr. Seremet became Chief Executive Officer of Zoo Entertainment on May 1, 2009. He has also served as the Chief Executive Officer of Zoo Games since January 2009.
(2) Mr. Seremet received options to acquire 337,636 shares of our common stock with a grant date fair value of $270,878 in accordance with ASC Topic 718.
(3) Mr. Seremet received $145,368 in 2010 as cash compensation for his personal guaranty of various loan facilities and we paid a net amount for family medical benefits of $15,815.
(4) Mr. Seremet received options to acquire 1,250 shares of our common stock with a grant date fair value of $107,788 in accordance with ASC Topic 718.
(5) Mr. Seremet received $90,000 in 2009 as cash compensation for his personal guaranty of various loan facilities and we paid a net amount for family medical benefits of $15,300.
(6) Mr. Fremed became Chief Financial Officer of Zoo Entertainment on May 1, 2009. He has also served as the Chief Financial Officer of Zoo Games since August 2007.
(7) Mr. Fremed received options to acquire 60,688 shares of our common stock with a grant date fair value of $37,389 in accordance with ASC Topic 718.
(8) Includes a $500 monthly car allowance and family medical benefits totaling $15,815.

(9) Includes a $500 monthly car allowance and family medical benefits totaling $15,300.
(10) Mr. Rosenbaum became President of Zoo Publishing on July 23, 2009.
(11) Mr. Rosenbaum earned this bonus in 2008, which amount was paid in 2010.
(12) Mr. Rosenbaum received options to acquire 337,636 shares of our common stock with a grant date fair value of $270,878 in accordance with ASC Topic 718.
(13) Mr. Rosenbaum received $109,367 in 2010 as cash compensation for his personal guaranty of various loan facilities and we paid a net amount for family medical benefits of $15,815.
(14) Mr. Rosenbaum received $63,000 in 2009 as cash compensation for his personal guaranty of various loan facilities and the Company paid a net amount for family medical benefits of $22,700.
(15) Mr. Buchanan became Chief Operating Officer of Zoo Publishing on February 11, 2010.
(16) Mr. Buchanan received options to acquire 175,996 shares of our common stock with a grant date fair value of $108,397 in accordance with ASC Topic 718.
(17) Consists of family medical benefits.

Narrative Disclosure To Summary Compensation Table

The Company has employment agreements with Messrs. Seremet, Fremed, Rosenbaum and Buchanan, as detailed below.

Mark Seremet

Mr. Seremet’s employment agreement is for a term effective January 14, 2009 and ending January 14, 2012. The term of the agreement will automatically extend for additional one year periods from the current expiration of the agreement unless at least 60 days prior to the anniversary date either Mr. Seremet or the Company provides written notice to the other party electing not to extend the agreement. Under this agreement, Mr. Seremet is entitled to an annual base salary of $325,000, with future increases at the discretion of the Company’s Board of Directors. The employment agreement also provides for Mr. Seremet to receive discretionary bonuses, based upon factors such as the Company’s budget and the performance of Mr. Seremet and the Company during the fiscal year. Mr. Seremet is also entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executives, including health care plans, life insurance and disability plans, retirement plans, and all other benefit plans from time to time in effect.

The employment agreement with Mr. Seremet shall terminate upon the occurrence of any of the following: at the expiration of the agreement, but only if appropriate notice is given; at the election of the Company, for cause, upon written notice by the Company to the executive; at the election of the Company, without cause, at any time upon 30 days prior written notice by the Company to Mr. Seremet, or by Mr. Seremet for good reason (including a change in control); 30 days after the death or determination of permanent disability of Mr. Seremet, or; at the election of Mr. Seremet upon not less than 30 days prior written notice by him to the Company. In the event of termination for cause, at the election of Mr. Seremet, due to death or disability, or upon expiration of the agreement, Mr. Seremet is entitled to receive his base salary and accrued vacation through the termination date. If employment is terminated by the Company without cause, or by Mr. Seremet with good reason, the employment agreement entitles Mr. Seremet to a lump sum payment equivalent to one year of annual base salary in effect as of the date of the termination.

The term change in control means a merger or consolidation involving the Company or Parent (as defined in the agreement), other than a merger or consolidation which would result in the voting securities of the Company or Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or Parent or the surviving entity or parent of such surviving entity outstanding after such merger or consolidation, or the sale or disposition by the Company or Parent of all or substantially all of the Company’s or Parent’s assets.

Mr. Seremet is subject to customary non-competition and non-solicitation agreements during his period of employment with Zoo, and for a period 12 months after termination for any reason. The agreement further provides that for a period of one year following termination, Mr. Seremet will not induce any Company employee to leave the Company, will not solicit directly or indirectly any clients, customers, accounts or prospective clients, customers or accounts of the Company.

The following table describes the payments upon termination or a change in control of the Company for Mr. Seremet, the Company’s Chief Executive Officer. The amounts included in the table below are calculated as if Mr. Seremet were terminated on December 31, 2010, and such amounts are in addition to what Mr. Seremet earned for the 2010 year, as shown in the Summary Compensation Table.

Executive Benefits and Payments Upon Termination	Expiration of Agreement	For Cause Termination	Voluntary Not for Cause Termination or for Good Reason	Death or Disability	Voluntary Termination by Executive	Change in Control

Base salary (1)	$0	$0	$325,000	$0	$0	$325,000

Total	$0	$0	$325,000	$0	$0	$325,000

(1) For analysis purposes, Mr. Seremet’s base salary was equal to the salary in place for the 2010 fiscal year.

David Fremed

Mr. Fremed’s employment agreement is for a term effective February 15, 2010 and ending February 15, 2012. Under this agreement, Mr. Fremed is entitled to an annual base salary of $335,000, subject to future increases in accordance with the Company’s customary practices, and an auto allowance of $500 per month. The employment agreement also provides for Mr. Fremed to receive discretionary bonuses, at the discretion of the Company’s Board of Directors. Mr. Fremed is also entitled to participate in all benefit programs that the Company establishes and makes available to its executives, including health care plans, life insurance and disability plans, retirement plans, and all other benefit plans from time to time in effect.

The Company may terminate the agreement with Mr. Fremed at any time. In the event of termination without cause, but not in connection with a change in control event, Mr. Fremed is entitled to an amount equal to the last six months of base salary and bonus paid to him prior to termination. These amounts are to be paid in equal installments over a six-month period, paid in accordance with the Company’s payroll practices in place at the time of termination. In addition, Mr. Fremed is entitled for a period of six months to full benefits that existed at the time of termination.  If employment is terminated by the Company due to a change in control, or a diminishment of Mr. Fremed’s duties below those of the Chief Financial Officer or materially diminished below those that he had in the month prior to the change of control, and Mr. Fremed resigns due to such diminution of duties, Mr. Fremed shall receive severance equal to his base salary for the 12 months preceding such termination plus the amount of bonuses paid to him during such 12 month period, plus full benefits for one year from the date of his termination.

The term change in control is defined as (i) the acquisition by any person, entity or group of beneficial ownership of more than fifty percent of either the outstanding membership units of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) upon a merger or consolidation of the Company with any other corporation or company, which results in the equity holders of the Company prior thereto continuing to represent less than 50% of the combined voting power of the voting securities of the Employer or the surviving entity after the merger; or (iii) upon the sale of all, or substantially all, of the assets of the Company.

Mr. Fremed is subject to customary confidentiality, non-competition and non-solicitation agreements during his period of employment with the Company, and for a period of one year after termination for any reason. The agreement further provides that for a period of one year following termination, Mr. Fremed will not induce any Company employee to leave the Company, and will not engage in business activities directly in competition with that of the Company.

The following table describes the payments upon termination or a change in control of the Company for Mr. Fremed, the Company’s Chief Financial Officer. The amounts included in the table below are calculated as if Mr. Fremed were terminated on December 31, 2010, and such amounts are in addition to what Mr. Fremed earned for the 2010 year, as shown in the Summary Compensation Table.

Executive Benefits and Payments Upon Termination	Expiration of Agreement	For Cause Termination	Voluntary Not for Cause Termination	Death or Disability	Voluntary Termination by Executive	Change in Control

Base salary (1)	$0	$0	$167,500	$0	$0	$328,750

Bonus	$0	$0	$12,500	$0	$0	$22,917

Medical, dental, vision, life and disability insurance	$0	$0	$8,929	$0	$0	$17,857

Total	$0	$0	$188,929	$0	$0	$369,524

(1) For analysis purposes, Mr. Fremed’s base salary was equal to the salary in place for the 2010 fiscal year.

David Rosenbaum

Mr. Rosenbaum’s employment agreement is for a term effective January 1, 2008 and ending December 31, 2011. Under this agreement, Mr. Rosenbaum is entitled to an annual base salary of $375,000 for each of the first two contract years and $400,000 for each of the last two contract years. The employment agreement also provides for Mr. Rosenbaum to receive discretionary bonuses, at the discretion of the Company’s Board of Directors. Mr. Rosenbaum is also entitled to participate in all benefit programs that the Company establishes and makes available to its executives, including health care plans, life insurance and disability plans, retirement plans, and all other benefit plans from time to time in effect.

The employment agreement with Mr. Rosenbaum shall terminate upon the occurrence of any of the following: due to death or permanent disability of Mr. Rosenbaum; at the election of the Company, for cause, upon written notice by the Company to the executive; at the election of the Company, without cause; by Mr. Rosenbaum if there is a material breach of the agreement, which remains uncured after 15 business days of written notice of such breach to the Company, and; by Mr. Rosenbaum upon notice to the Company within six months after a change in control has occurred.

In the event of termination due to death, permanent disability, or for cause, Mr. Rosenbaum is entitled to any base salary or other payments due or accrued to him through the date of such termination. If Mr. Rosenbaum is terminated by the Company without cause, Mr. Rosenbaum is entitled to receive an amount based upon the following schedule: (i) if the termination occurs during the first 12 months of the contract period, the total severance payment shall be the amount equal to the amount of base salary for the first 24 months of the contract term, less any amounts already paid to Mr. Rosenbaum through such period; (ii) if the termination occurs on or after the end of the first 12 months and on or before the end of the first 36 months of the contract term, the total severance payment shall be the amount of 12 months of base salary; and (iii) if the termination occurs after the first 36 months of the contract term, the total severance payment shall be the amount of unpaid base salary for the remainder of the contract term. Upon termination of Mr. Rosenbaum by the Company in connection with a change in control (as defined below), or by Mr. Rosenbaum due to an uncured breach of the agreement by the Company or a change in control, Mr. Rosenbaum is entitled to no further payments beyond base salary or other payments due or accrued to him through the date of such termination.

For purposes of the agreement, the term change in control means (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or (ii) the equity owners of the Company approving a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of Zoo outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Zoo or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of Zoo’s then outstanding securities shall not constitute a change in control of the Company.

Mr. Rosenbaum is subject to customary confidentiality, non-competition and non-solicitation agreements during his period of employment with the Company. The employment agreement further provides that for a period of one year following termination, Mr. Rosenbaum will not induce any Company employee to leave the Company, and while receiving any form of severance from the Company, may not engage in business activities directly in competition with that of the Company.

The following table describes the payments upon termination or a change in control of the Company for Mr. Rosenbaum, the President of Zoo Publishing, Inc. The amounts included in the table below are calculated as if Mr. Rosenbaum were terminated on December 31, 2010, and such amounts are in addition to what Mr. Rosenbaum earned for the 2010 year, as shown in the Summary Compensation Table.

Executive Benefits and Payments Upon Termination	Expiration of Agreement	For Cause Termination	Voluntary Not for Cause Termination	Death or Disability	Voluntary Termination by Executive	Change in Control

Base salary (1)	$0	$0	$400,000	$0	$0	$0

Total	$0	$0	$400,000	$0	$0	$0

(1) For analysis purposes, Mr. Rosenbaum’s base salary was equal to the salary in place for the 2010 fiscal year.

Steven Buchanan

Mr. Buchanan’s employment agreement is for a term effective February 15, 2010 and ending February 15, 2012. Under this agreement, Mr. Buchanan is entitled to an annual base salary of $350,000, subject to future increases at the discretion of the Company’s Board of Directors. Under the agreement, Mr. Buchanan is eligible to receive bonuses at the discretion of the Company’s Board of Directors. Mr. Buchanan is also entitled to participate in all benefit programs that the Company establishes and makes available to its executives, including health care plans, life insurance and disability plans, retirement plans, and all other benefit plans from time to time in effect.

The employment agreement with Mr. Buchanan shall terminate upon the occurrence of any of the following: due to death or permanent disability of Mr. Buchanan; at the election of the Company, for cause, upon written notice by the Company to the executive, or; at the election of the Company, without cause. In the event Mr. Buchanan’s employment is terminated due to death or permanent disability, Mr. Buchanan is entitled to all base salary earned but not yet paid through the end of the month of such termination of employment, in addition to any accrued vacation payable pursuant to the Company’s policies and procedures. In the event Mr. Buchanan’s employment is terminated for cause, Mr. Buchanan is entitled to receive his base salary through the date of such termination. If Mr. Buchanan is terminated without cause, he is entitled to receive his base salary through the date of such termination, plus a severance equal to 52 weeks of base salary, to be paid in accordance with the Company’s payroll practices in place during the period of such payments.

Mr. Buchanan is subject to customary confidentiality, non-competition and non-solicitation agreements during his period of employment with the Company, and for a period of one year after termination for any reason. The agreement further provides that for a period of one year following termination, Mr. Buchanan will not induce any Company employee to leave the Company, and will not engage in business activities directly in competition with that of the Company.

The following table describes the payments upon termination or a change in control of the Company for Mr. Buchanan, the Chief Operating Officer of Zoo Publishing, Inc. The amounts included in the table below are calculated as if Mr. Buchanan were terminated on December 31, 2010, and such amounts are in addition to what Mr. Buchanan earned for the 2010 year, as shown in the Summary Compensation Table.

Executive Benefits and Payments Upon Termination	Expiration of Agreement	For Cause Termination	Voluntary Not for Cause Termination	Death or Disability	Voluntary Termination by Executive	Change in Control

Base salary (1)	$0	$0	$350,000	$0	$0	$0

Total	$0	$0	$350,000	$0	$0	$0

(1) For analysis purposes, Mr. Buchanan’s base salary was equal to the salary in place for the 2010 fiscal year.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date

Mark Seremet
	290,367	47,269	–	1.50	02/11/2020
	1,171	–	–	912.00	09/12/2018
	13	–	–	1,548.00	09/12/2018
	417	833	–	180.00	01/14/2019

David Fremed
	42,482	18,206	–	2.46	02/11/2020
	71	–	–	1,548.00	09/12/2018
	78	39	–	1,350.00	09/12/2018

David Rosenbaum
	290,367	47,269	–	1.50	02/11/2020
	1,267	–	–	912.00	09/12/2018

Steven Buchanan
	–	175,996	–	2.46	02/11/2020

On February 11, 2010, we issued an aggregate of 281,104 shares of restricted common stock and options to purchase an aggregate of 1,260,917 shares of common stock to various employees, directors and consultants, outside of our 2007 Plan, as set forth below.

We issued options to purchase 337,636 shares of our common stock to each of Mark Seremet, our director, Chief Executive Officer and President, and David Rosenbaum, President of Zoo Publishing, Inc., in consideration for their continued personal guarantees of the payment and performance by us of certain obligations in connection with a previously entered into purchase order financing, pursuant to Fee Letters entered into between the Company and each of Messrs. Seremet and Rosenbaum, dated as of May 12,2009, as amended on August 31, 2009 and November 20, 2009. The options have an exercise price of $1.50 per share and vest as follows: 72% vested immediately, 14% vest on May 12, 2010 and 14% vest on May 12, 2011.

We issued to Jay Wolf, our Executive Chairman of the Board of Directors and Secretary, 265,860 shares of restricted common stock in consideration for Mr. Wolf agreeing to serve as Chairman of the Board of Directors, and options to purchase 36,413 shares of common stock in consideration for his services as a director. The options have an exercise price of $2.46 per share and vest as follows: 25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant.

In consideration for agreeing to serve as Chief Operating Officer of Zoo Publishing, we also issued to Steven Buchanan options to purchase 175,996 shares of common stock. The options have an exercise price of $2.46 per share and 25% vest on each of the first, second, third and fourth anniversaries of the date of grant.

Additionally, we issued to David Fremed, our Chief Financial Officer, options to purchase 60,688 shares of common stock in consideration for his services as Chief Financial Officer. The options have an exercise price of $2.46 per share and vest as follows: 70% vested immediately, and 15% vest on each of the first and second anniversaries of the date of grant.

In consideration for their services as directors, we issued options to purchase 21,241 shares, 12,138 shares, 12,138 shares, 21,241 shares and 25,489 shares, respectively, to each of Drew Larner, David Smith, Moritz Seidel, John Bendheim and Barry Regenstein. The options have an exercise price of $2.46 per share and vest as follows: 25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant. We issued 4,573 shares, 3,049 shares and 7,622 shares, respectively, of restricted common stock to each of Drew Larner, John Bendheim and Barry Regenstein in consideration for each of them serving as a member of our compensation committee.

Additionally, we issued options to purchase an aggregate of 220,301 shares of common stock to various employees in consideration for their services, at an exercise price of $2.46 per share and with the vesting schedule as set forth in each option holder’s respective option agreement.

The issuances of all such shares of restricted stock and options were conditioned upon, and would not vest prior to, the effectiveness of the filing of the amendments to our Certificate of Incorporation to (i) increase our authorized shares of common stock from 250,000,000 shares to 3,500,000,000 shares, and (ii) effect the 1-for-600 Reverse Stock Split. The charter amendments had been approved by our Board of Directors and by written consent of our stockholders in January 2010. In the event the charter amendments had not been filed prior to September 1, 2010, the shares of restricted stock and options would have been deemed immediately canceled.

Compensation of Non-Employee Directors

Only non-employee directors of the Company are eligible to receive directors’ fees. Non-employee directors receive the following compensation:

•	An annual fee of $15,000 for each Board member for their service on the Board, paid in quarterly installments;
•	The Chairman of the Audit Committee receives an annual fee of $20,000, paid in quarterly installments;
•	Members of the Audit Committee receive an annual fee of $5,000, paid in quarterly installments;
•	The Chairman of the Compensation Committee receives an annual fee of $10,000, paid in quarterly installments;
•	Members of the Compensation Committee receive an annual fee of $5,000, paid in quarterly installments.

In addition to cash compensation, each non-employee director of the Company is eligible to receive stock-based awards. Such awards, if any, are determined by the Compensation Committee of the Company’s Board of Directors.

The following table presents the compensation provided by the Company to the non-employee directors during the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
John Bendheim	25,000	16,745	–	–	–	41,745
Drew Larner	30,000	18,574	–	–	–	48,574
Barry Regenstein	40,000	24,850	–	–	–	64,850
Moritz Seidel	15,000	7,478	–	–	–	22,478
David Smith	15,000	7,478	–	–	–	22,478
Jay Wolf	15,000	401,284	–	–	11,147	427,431

(1) Amounts shown represent the aggregate grant date fair value of stock awards granted to the Director in 2009, calculated in accordance with FASB ASC Topic 718.

When traveling from out-town, the members of the Board of Directors are also eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and Board Committee meetings. These amounts are not included in the table above. Employee directors do not receive any compensation for their participation in Board meetings or Board Committee meetings.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of The NASDAQ Stock Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes.  This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available at http://www.zoogamesinc.com.  This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval.  The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of EisnerAmper LLP.  In fulfilling its responsibilities for the financial statements for fiscal year December 31, 2010, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management and EisnerAmper LLP, our independent registered public accounting firm;

•
Discussed with EisnerAmper LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

•
Received written disclosures and the letter from EisnerAmper LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding EisnerAmper LLP communications with the Audit Committee and the Audit Committee further discussed with EisnerAmper LLP their independence.  The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and EisnerAmper LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Members of the Zoo Entertainment, Inc. Audit Committee Barry Regenstein, Chairman John Bendheim Drew Larner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it, and upon written representations from certain reporting persons, the Company believes that, for the year ended December 31, 2010, all Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than ten percent stockholders were complied with on a timely basis, with the exception of the following: one Form 4 reporting one transaction filed late by Steve Buchanan and one Form 4 reporting one transaction filed late by Trinad Capital Master Fund Ltd.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions that were entered into with our executive officers, directors or 5% stockholders during the past two fiscal years. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from an unaffiliated third party. All related transactions are approved by our audit committee or the full Board of Directors.

Notes:
On November 20, 2009, as part of a financing, notes in the amount of  $2,076,328 (the “Notes”) that were issued to Trinad Capital Master Fund, Ltd. (“TCMF”), a former stockholder of the Company of which Robert Ellin, our former Chief Executive Officer and a former director is the managing director, and of which Jay Wolf, our Executive Chairman and Secretary, was managing director until September 2009, pursuant to that certain note purchase agreement, as amended, and the security interests in connection therewith, were terminated upon the conversion of the Notes into shares of Series B Preferred Stock. Upon the filing of the Charter Amendment on March 10, 2010, the Series B Preferred Stock automatically converted to 346,055 shares of common stock. In addition, on November 20, 2009, the notes issued to Trinad Management LLC in the amount of $561,029, an affiliate of TCMF, as a result of that certain Management Agreement dated October 24, 2007, as amended, converted into shares of Series B Preferred Stock. Upon the filing of the Charter Amendment on March 10, 2010, the Series B Preferred Stock automatically converted into 93,505 shares of common stock.

Credit Facilities and Fee Letters:
On April 6, 2009, the Company entered into an amended and restated purchase order financing arrangement with Wells Fargo Bank, National Association (“Wells Fargo”).  In connection with the amended agreement, Mark Seremet, President and Chief Executive Officer and a director of Zoo Entertainment, and David Rosenbaum, the President of Zoo Publishing, entered into a Guaranty with Wells Fargo, pursuant to which Messrs. Seremet and Rosenbaum agreed to guaranty the full and prompt payment and performance of the obligations under the Assignment Agreement and the Security Agreement.  On May 12, 2009, the Company entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into the guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), the Company agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the guaranty and Loan remain in full force and effect.  If the guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the guaranty is removed.

Additionally, pursuant to the Fee Letters, the Company agreed to grant under the 2007 Plan, to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of the Company’s common stock equal to 6% and 3%, respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $240 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date.  The options were granted at an exercise price equal to the fair market value of the Company’s common stock on the Grant Date and pursuant to the Company’s standard form of nonqualified stock option agreement; provided however, that in the event the guaranty has not been released by Wells Fargo Bank as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the guaranty or the expiration of the ten year term of the option.  In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date.  As part of the November 2009 financing, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which:  in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the guaranty remains in full force and effect, but only until November 20, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the guaranty remains in full force and effect, but only until November 20, 2010.  In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, the Company’s Board of Directors approved an increase in the issuance of an option to purchase restricted stock or other incentives intended to comply with Section 409A of the Internal Revenue Code, equal to a 6.25% ownership interest, to each of Messrs. Seremet and Rosenbaum, respectively.  On February 11, 2010, the Company issued options to purchase 337,636 shares of common stock to each of Messrs. Seremet and Rosenbaum in consideration for their continued personal guarantees.

On October 1, 2010, Zoo Publishing, Zoo Games and the Company entered into a second amendment with our factor, Working Capital Solutions, Inc. (“WCS”), which utilizes existing accounts receivable in order to provide working capital to fund our continuing business operations. Under the terms of the second amendment to the factoring and security agreement (the “WCS Second Amendment”), the parties amended the factoring agreement (the “Factoring Agreement”) to, among other things:  (i) increase the maximum amount of funds available pursuant to the facility to $8,000,000; and (ii) extend its term to a period initially ending on September 30, 2012, subject to automatic renewal for successive one year periods unless Zoo Publishing terminates the Factoring Agreement with written notice 90 days prior to the next anniversary of the date of the Factoring Agreement, or unless Zoo Publishing terminates the Factoring Agreement on a date other than an anniversary date with 30 days prior written notice.

       On October 1, 2010, the Company entered into an Amended and Restated Letter Agreement with each of Mark Seremet and David Rosenbaum, which amended and restated each of those Fee Letters, pursuant to which, in consideration of each of Messrs. Seremet and Rosenbaum entering into guarantees with each of: (i) Wells Fargo in connection with the Company’s purchase order financing; (ii) Solutions 2 Go, Inc. to guaranty the payment of all indebtedness of the Company and its affiliates in connection with that certain Advance Agreement with Solutions 2 Go, Inc. and Solutions 2 Go, LLC; and (iii) WCS in connection with the Company’s accounts receivable financing. The Company agreed to compensate each of Messrs. Seremet and Rosenbaum $10,000 per month and $7,000 per month, respectively, in consideration for each of their guarantees under the Company’s purchase order financing with Wells Fargo for so long as such guarantees and loan remain in full force and effect.  In addition, the amended and restated Fee Letters provide that the Company shall compensate each of Messrs. Seremet and Rosenbaum in consideration for each of their guarantees of the increased indebtedness incurred by the Company under the WCS Second Amendment, for so long as such guarantees and loan remain in full force and effect, an additional $25,000 on each of October 1, 2010, January 1, 2011, April 1, 2011 and July 1, 2011.

Financings:

On November 20, 2009, we entered into a Securities Purchase Agreement with certain investors identified therein, including Mark Seremet, our Chief Executive Officer and President, David Rosenbaum, President of Zoo Publishing, Moritz Seidel, one of our directors, and David E. Smith, who became a director on December 14, 2009, pursuant to which we agreed to sell to certain investors in a private offering an aggregate of up to 2,000,000 shares of our Series A Preferred Stock at a price per share equal to $2.50, for gross proceeds to us of up to $5,000,000 (the “November Financing”). On November 20, 2009, we sold 20,000 shares of Series A Preferred Stock to Mr. Seremet for gross proceeds of $50,000, 40,000 shares of Series A Preferred Stock to Mr. Rosenbaum for gross proceeds of $100,000, 120,000 shares of Series A Preferred Shares to Mr. Seidel for gross proceeds of $300,000 and 400,000 shares of Series A Preferred Stock to Mr. Smith for gross proceeds of $1,000,000. The Series A Preferred Shares sold to Messrs. Seremet, Rosenbaum, Seidel and Smith were issued on the same terms and conditions as the Series A Preferred Stock sold to the other investors in the November Financing.

On December 16, 2009, we entered into a Securities Purchase Agreement, with certain investors identified therein, including David E. Smith, one of our directors, pursuant to which we agreed to sell to certain investors in a private offering the balance of the authorized shares of Series A Preferred Stock that were not sold in the November Financing described above, at a price per share equal to $2.50 and on the same terms and conditions as the Series A Preferred Stock sold in the November Financing. On December 16, 2009, we sold 100,000 shares of Series A Preferred Stock to Mr. Smith for gross proceeds of $250,000. The Series A Preferred Stock sold to Mr. Smith were issued on the same terms and conditions as the Series A Preferred Stock sold to the other investors in the financing.

Consulting Arrangements:

Peter M. Brant, one of our principal stockholders, is the father of Ryan Brant. Ryan Brant is one of the founders of Zoo Games and until April 1, 2010, was the Director of Content Acquisition of Zoo Games. He was responsible for identifying new content available for publishing and distribution, as well as other business opportunities for Zoo Games, although his suggestions were informative only and did not determine strategy. On April 1, 2010, we terminated Ryan Brant’s employment agreement and entered into a consulting agreement with him, pursuant to which he will provide consulting services with respect to identifying new content available for publishing by Zoo Publishing or other opportunities consistent with the business of Zoo Publishing, and provide other services incidentally related thereto as requested by Zoo Publishing. The consulting agreement is for an initial term ending on August 31, 2011, subject to automatic renewal for two additional one-year terms upon 60 days prior written notice by Zoo Publishing. Ryan Brant is entitled to receive $25,000 per month during the term of the consulting agreement. In addition, the consulting agreement provides that during the term of the consulting agreement and for a period of one year thereafter, Ryan Brant is prohibited from engaging in activities competitive with our business and from soliciting the employment of Zoo Publishing’s employees.

Ryan Brant spent nearly his entire professional career in the interactive entertainment software industry. He was one of the founders of Take-Two Interactive Software, Inc. (“Take-Two”), which under his leadership became one of the leading publicly traded companies in the industry. In June 2005, Ryan Brant and the Securities and Exchange Commission entered into a consent decree concerning revenue recognition issues at Take-Two. In connection with separate investigations conducted by the New York County District Attorney’s Office and the Securities and Exchange Commission concerning the backdating of stock options at Take-Two (the “Investigation”), Ryan Brant (1) pled guilty to falsifying business records in the first degree on February 14, 2007; and (2) entered into an additional Consent Judgment with the Commission on or about February 16, 2007. In connection with the Consent Judgment, Ryan Brant, among other things, agreed to a permanent bar from holding any control management positions in publicly traded companies.

Pursuant to the consulting agreement, Ryan Brant is subject to the same strict guidelines as were set forth in his employment agreement, which were approved by our Board of Directors and the Board of Directors of Zoo Games, and are designed to ensure compliance with Mr. Brant’s agreement with the Securities and Exchange Commission. With respect to us or any of our subsidiaries (the “Group”), these guidelines, among other things, restrict Ryan Brant from (i) becoming a director or executive officer of any member of the Group; (ii) attending or participating in any board of directors meeting of any member of the Group; (iii) participating in any financial reporting functions or accounting decisions, (iv) working directly with the financial staff or regularly working in the principal headquarters, (v) having power to bind any member of the Group, or (vi) having control over any policy making decisions. Adherence to these guidelines is monitored by the Board of Directors of Zoo Publishing and requires quarterly updates by the Board of Directors of Zoo Publishing to our Board of Directors regarding Ryan Brant’s activities as well as his and our compliance with such guidelines.

Employment Arrangements:

Donald Rosenbaum, a regional sales manager at Zoo Publishing, is the son of David Rosenbaum, the President of Zoo Publishing. Donald Rosenbaum earns an annual base salary of $90,000.

ELECTION OF DIRECTORS

(Proposal 1)

On March 8, 2011, the Board of Directors nominated Mark Seremet, Jay Wolf, Barry Regenstein, John Bendheim, Drew Larner, Moritz Seidel, David Smith and Alex Krys for election at the Annual Meeting.  The Board of Directors currently consists of eight members.  At each Annual Meeting of Stockholders, directors are elected for a full term of one year to succeed those directors whose terms are expiring.

The Board of Directors has voted (i) to set the size of the Board of Directors at eight members and (ii) to nominate Mark Seremet, Jay Wolf, Barry Regenstein, John Bendheim, Drew Larner, Moritz Seidel, David Smith and Alex Krys for election at the Annual Meeting for a term of 1 year to serve until the 2012 Annual Meeting of Stockholders, and until their respective successors are elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Mark Seremet, Jay Wolf, Barry Regenstein, John Bendheim, Drew Larner, Moritz Seidel, David Smith and Alex Krys.  In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee’s place.  We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted “For” each nominee at the Meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MARK SEREMET, JAY WOLF, BARRY REGENSTEIN, JOHN BENDHEIM, DREW LARNER, MORITZ SEIDEL, DAVID SMITH AND ALEX KRYS AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The independent registered public accounting firm of EisnerAmper LLP was engaged by the Company to audit its consolidated financial statements for the year ended December 31, 2010. It is anticipated that representatives of EisnerAmper LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. At the meeting, representatives of EisnerAmper LLP will be afforded an opportunity to make a statement if they so desire.

Approval of Appointment of Auditors for 2011

The Audit Committee of the Board of Directors proposes and recommends that the stockholders approve the selection by the Committee of the firm of EisnerAmper LLP to serve as its independent registered public accounting firm for the Company for the year 2011.  Action by the stockholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the stockholders a voice in the designation of auditors. If the proposal approving EisnerAmper LLP as the Company's independent registered public accounting firm is rejected by the stockholders then the Committee will reconsider its choice of independent auditors. Even if the proposal is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the proposal unless otherwise instructed by the stockholder.

Unless otherwise specified in the Company’s bylaws or by Delaware law, the approval of any matter presented to stockholders for a vote requires the affirmative vote of a majority of the votes present at the meeting and entitled to be cast by the holders of the Company’s common stock. Accordingly, the appointment of EisnerAmper LLP will require the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s common stock present or represented at the Annual Meeting.  Abstentions will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome.

Principal Accounting Firm Fees

Effective September 24, 2010, the Audit Committee of the Company’s Board of Directors engaged EisnerAmper LLP to serve as the Company’s new independent registered public accounting firm, after it was notified on August 16, 2010 that Amper, Politziner and Mattia, LLP (“Amper”), an independent registered public accounting firm, would not be able to stand for re-appointment because it combined its practice on that date with that of Eisner LLP (“Eisner”) to form EisnerAmper LLP, an independent registered public accounting firm.  The Company previously filed Form 8-K on September 29, 2010 acknowledging this change.

During the Company’s fiscal year ended 2009 and through the date we engaged EisnerAmper LLP, the Company did not consult with Eisner regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The audit report of Amper on the consolidated financial statements of the Company as of and for the year ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of the Company’s consolidated financial statements for the fiscal year ended  December 31, 2009 and through August 16, 2010, there were (i) no disagreements between the Company and Amper on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Amper, would have caused Amper to make reference to the subject matter of the disagreement in their report on the Company’s financial statements for such year or for any reporting period since the Company’s last fiscal year end and (ii) no reportable events within the meaning set forth in item 304(a)(1)(v) of Regulation S-K.

The following table sets forth the aggregate fees billed to Zoo Entertainment, Inc. for the fiscal years ended December 31, 2010  and December 31, 2009 by the Company’s principal accounting firms EisnerAmper LLP, and Amper, Politziner and Mattia, LLP.

	December 31,		December 31,
	2010		2009

Audit Fees – EisnerAmper LLP	$218,000	(a)	$-
Audit Fees – Amper	54,300	(a)	186,260	(a)
Audit-Related Fees – EisnerAmper LLP	-		-
Audit-Related Fees - Amper	166,250	(b)	16,100	(b)
Tax Fees	-		-
All Other Fees	-		-
Total	$438,550		$202,360
_____________

(a)
Includes fees for professional services rendered for the audit of the consolidated financial statements of the Company and assistance with review of documents filed with the Securities and Exchange Commission.

(b)	Represents fees for services related to the Company’s S-1 Registration Statement and subsequent amendments.

The aggregate amount of all services other than audit and audit-related services provided by the auditors to the Company constituted 0.0% and 0.0% of the total amount of revenues paid by the Company to the auditors during 2010 and 2009, respectively.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm.  In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.           Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.           Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.           Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.           Other Fees are those associated with services not captured in the other categories.  The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service.  The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service.  During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval.  In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members.  The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The percentage of the hours expended on EisnerAmper LLP’s engagement to audit our financial statements for the fiscal year ended December 31, 2010 that was attributed to work performed by persons other than EisnerAmper LLP full-time, permanent employees was immaterial.

In the event the stockholders do not ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF EISNERAMPER LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers.  The text of the code of conduct and ethics is posted on our website at http://www.zoogamesinc.com  and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at Zoo Entertainment, Inc., 3805 Edwards Rd., Suite 400, Cincinnati, Ohio 45209.  Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the Annual Meeting.  If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2011 Annual Meeting of Stockholders, we must receive stockholder proposals (other than for director nominations) no later than January 2, 2012.  To be considered for presentation at the 2012 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 14, 2012 and no later than March 15, 2012.  Proposals that are not received in a timely manner will not be voted on at the 2011 Annual Meeting.  If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC.  All stockholder proposals should be marked for the attention of Chief Executive Officer, Zoo Entertainment, Inc., 3805 Edwards Rd., Suite 400, Cincinnati, Ohio 45209.

Cincinnati, Ohio
April 29, 2011

ZOO ENTERTAINMENT, INC.
3805 EDWARDS ROAD, SUITE 400
CINCINNATI, OHIO 45309

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 8, 2011

ZOO ENTERTAINMENT INC.’S BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned, revoking any previous proxies relating to these shares, hereby appoints Mark Seremet and David Fremed, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Zoo Entertainment, Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2011Annual Meeting of Stockholders, to be held at 10:00 a.m. EDT, Wednesday, June 8, 2011 at 3805 Edwards Road, Suite 400 Cincinnati, Ohio, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting.  Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

This Proxy, when executed, will be voted in the manner directed herein.  If you do not specify below how you want your shares to be voted, this Proxy will be voted FOR the election of Directors and FOR Proposal 2.

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.  Election of Directors:

Proposal to elect Mark Seremet, Jay Wolf, Barry Regenstein, John Bendheim, Drew Larner, Moritz Seidel, David Smith and Alex Krys as directors of the Company.

MARK SEREMET	☐ FOR	☐ WITHHOLD VOTE

JAY WOLF	☐ FOR	☐ WITHHOLD VOTE

BARRY REGENSTEIN	☐ FOR	☐ WITHHOLD VOTE

JOHN BENDHEIM	☐ FOR	☐ WITHHOLD VOTE

DREW LARNER	☐ FOR	☐ WITHHOLD VOTE

MORITZ SEIDEL	☐ FOR	☐ WITHHOLD VOTE

DAVID SMITH	☐ FOR	☐ WITHHOLD VOTE

ALEX KRYS	☐ FOR	☐ WITHHOLD VOTE

2.     Proposal to ratify the appointment of EisnerAmper LLP as the Company's independent public accountants for the fiscal year ending December 31, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☒       Please mark votes as in this example.

Change of Address – Please print new address below

Please sign exactly as name(s) appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature:                                                    Date _______ Signature:                                                    Date _______

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!

VOTE BY PROXY CARD:
Mark, sign and date your proxy card and return it promptly in the prepaid enclosed envelope.

THANK YOU FOR VOTING.